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                                                                   EXHIBIT 10.28


                               December 18, 1998


FWT, Inc.
701 Highlander
Suite 200
Arlington, TX 76015
Attention: Douglas Standley

     Re: $25 Million Revolving Credit Facility dated as of November 12, 1997 among FWT, Inc., Lenders and BT Commercial Corporation ("BTCC"), as Agent (the "Credit Agreement")

Gentlemen:

     You have previously advised us that Events of Default have occurred under the Credit Agreement under subsections 7.6A (Minimum Interest Coverage Ratio), 7.6B (Maximum Leverage Ratio), and 7.6C (Minimum Consolidated EBITDA) for the period ending October 30, 1998 (the "Financial Covenant Events of Default"). Under subsection 4.2 of the Credit Agreement, the Company is not entitled to borrow upon the occurrence and continuance of an Event of Default, including the Financial Covenant Events of Default. Defined terms which are used herein but not otherwise defined herein shall have the meanings set forth therefor in the Credit Agreement.

     Over the last several weeks we have had numerous discussions with the Company and Baker Capital Corporation ("BCC") concerning the Company's current financial condition and future prospects. As we have previously discussed with you and BCC, we believe that the Company requires a capital infusion of $5,000,000. We have been advised that BCC has requested the Company to prepare a cash flow forecast prior to making a definitive decision regarding any additional equity contribution. We understand that the cash flow forecast is expected to be available by the close of business today.

     Notwithstanding the existence of the Financial Covenant Events of Default and without waiving any of BTCC's rights or remedies which arise by virtue of the occurrence and continuance of the Financial Covenant Events of Default or which may arise if any additional Events of Default occur under the Credit Agreement, we hereby advise you that BTCC is prepared, subject to the Company's compliance with the terms and conditions of the Credit Agreement (other than those relating to the Financial Covenant Events of Default), to make Loans to the Company from time to time in an amount which does not exceed 85% of
Eligible Accounts Receivable which arise after the date of this letter.
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     The foregoing special lending arrangement will terminate in the event that additional Potential Events of Default or Events of Default arise under the Credit Agreement or in the event that BCC has not committed in writing to contribute an additional $5,000,000 in cash common equity by December 29, 1998, and has not actually contributed such additional $5,000,000 in cash common equity to the Company by January 13, 1999. This letter, and any delay or failure by BTCC to exercise at this time any of its rights and remedies, shall not impair any power, right or privilege granted to BTCC in the Credit
Agreement or any other Loan Document or by law available to it or be construed to be waiver of or acquiescence in any Event of Default under the Credit Agreement or any other Loan Document.

     Except as modified hereby, the terms, provisions and conditions of the Credit Agreement and the other Loan Documents (as that term is defined under the Credit Agreement) shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

                                        Very truly yours,

                                        BT COMMERCIAL CORPORATION,
                                        as Agent and Lender




                                            By: /s/ Thomas L. Ventling
                                                --------------------------------
                                                Thomas L. Ventling
                                                Senior Vice President